Exhibit 10.1

SEPARATION AGREEMENT WITH WAIVER AND RELEASE OF CLAIMS

This Separation Agreement with Waiver and  Release of Claims (“Agreement”) is made by and between Jose Luis Laparte (“Executive”) and PriceSmart, Inc. (the “Company”) (collectively referred to as the “Parties” or individually referred to as a “Party”).

RECITALS

WHEREAS, Executive was employed by the Company pursuant to an Employment Agreement dated September 1, 2015 (the “Employment Agreement”);

WHEREAS, as of November 16, 2018 (the “Transition Date”), the Executive is no longer serving as the Company’s Chief Executive Officer/President;

WHEREAS, the Executive’s employment with the Company will terminate effective December 31, 2018 (the “Termination Date”); and

WHEREAS, the Parties wish to resolve any and all disputes, claims, complaints, grievances, charges, actions, petitions, and demands that the Executive may have against the Company and any of the Releasees as defined in the Waiver and Release of Claims, including, but not limited to, any and all claims arising out of or in any way related to Executive’s employment with or separation from the Company;

NOW, THEREFORE, in consideration of the mutual promises made herein, the Company and Executive hereby agree as follows:

1.    Transition Period.  During the period beginning on the Transition Date and ending on the Termination Date (the “Transition Period”), the Executive will remain available to the Company to perform such duties as the Board of Directors (the “Board”) may reasonably request, as well as work towards the orderly transition of Executive’s responsibilities to other Company employees, including Executive’s successor.  The Executive shall not have any executive authorities during the Transition Period and will not have any oversight or supervisory responsibilities with respect to any employee of the Company.  The Company will continue to pay Executive his current annual base salary during the Transition Period.  The Executive will report to the Company’s offices during the Transition Period or access the Company’s systems and facilities when requested by the Board or the Company’s Chief Executive Officer.   Executive agrees that he shall have resigned from all board and officer positions with the Company and its subsidiaries and affiliates as of the Transition Date, and shall execute all documents or notices requested by the Company or any of its subsidiaries or affiliates to effectuate such resignation.

2.    Separation Benefits.  Provided Executive signs this Agreement, signs and does not revoke the Waiver and Release of Claims attached as Exhibit A in the time provided for therein, and Executive satisfactorily performs the transition responsibilities pursuant to Section 1, Executive will receive the following payments and benefits (the “Separation Benefits”):

a.    Severance Payment.  The Company agrees to pay Executive cash severance (the “Severance”) in an amount equal to $768,304, which is equivalent to Executive’s annual base salary as of the Execution Date, less applicable withholdings.  The Severance will be paid to the Executive pursuant to the Company’s regular payroll schedule over a period of one (1) year commencing on the Company’s first practicable payroll period following the Release Effective Date (as defined in the Waiver and Release of Claims).

b.    Healthcare Premium Payment.  Subject to Executive’s timely election of continuation coverage  pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) within the time period prescribed pursuant to COBRA, the Company shall continue to contribute the premium cost of Executive’s participation and that of his eligible dependents in the Company’s group health plan, which covers the Executive and his dependents for a period of twelve (12) months after the Termination Date, or until Executive has secured other employment, whichever occurs first, provided that Executive continues to pay his share of the premium for his and his dependents’ participation.  COBRA reimbursements shall be made by the Company to Executive consistent with the Company’s normal expense reimbursement policy, provided that Executive submits documentation to the Company substantiating his payments for COBRA coverage.

c.    Stock.  Pursuant to the terms of the Restricted Stock Grant Agreement dated November 3, 2015 (the “RSA”), 50,000 Shares (as such term is defined therein) are Unreleased Shares (as such term is defined herein) as of the Termination Date.  The Company shall waive the Forfeiture Restrictions (as such term is defined therein) as of the Release Effective Date, and the Shares shall no longer be Unreleased Shares as of such date.  Except as modified by this Agreement, the Shares will remain subject to and governed by the RSA and the PriceSmart, Inc. 2013 Equity Incentive Award Plan.

d.    Outplacement Services.  The Company shall reimburse Executive for expenses incurred for outplacement services during the one (1) year period following the Termination Date, up to a maximum aggregate amount of $8,000, which services shall be provided by an outplacement agency selected by the Executive and be the type and nature of services provided to substantially similarly situated individuals. The Company shall reimburse Executive within fifteen (15) business days following the date on which the Company receives proof of payment of such expense, which proof must be submitted no later than thirty (30) days after the expense was incurred.  Notwithstanding the foregoing, Executive shall only be entitled to reimbursement for those outplacement service costs incurred by Executive on or prior to the last day of 2020.

e.    Reimbursement Attorneys’ Fees.  The Company shall reimburse the Executive for the attorneys’ fees incurred by Executive in connection with his submission of applications for naturalization in the United States for him and his family members, up to a maximum of $8,000.  The Company shall reimburse Executive within fifteen (15) business days following the date on which the Company receives proof of payment of such expense, which proof must be submitted no later than thirty (30) days after the expense was incurred.

f.    Housing Allowance.  The Company shall pay to the Executive an amount equal to $50,000, less required withholdings (the “Housing Allowance”).  The Housing Allowance will be paid to the Executive in twenty-four (24) substantially equal installments pursuant to the Company’s regular payroll schedule over a period of one (1) year commencing on the Company’s first practicable payroll period following the Release Effective Date.

g.    Family Trip Allowance. The Company shall pay to the Executive an amount equal to $8,000, less required withholdings (the “Family Trip Allowance”).  The Family Trip Allowance will be paid to the Executive in a single lump sum on the first practicable payroll period following the Release Effective Date.

3.    Accrued Obligations and Benefits.  Executive’s health insurance benefits shall cease on the Termination Date, subject to Executive’s right to continue his health insurance under COBRA.  Except as otherwise provided for herein, Executive’s participation in all benefits and incidents of employment, including, but not limited to, vesting in equity-based awards, perquisites of employment, and the accrual of bonuses, vacation, and paid time off, ceased as of the Termination Date.  Executive will receive his earned but unpaid base salary, unpaid expense reimbursements, and any vested benefits accrued through the Termination Date on or before the time required by law, but in no event more than thirty (30) days following the Termination Date.

4.    Payment of Salary and Receipt of All Benefits.  Executive acknowledges and represents that, other than the consideration set forth in this Agreement, the Company has paid or provided all salary, wages, bonuses, accrued vacation/paid time off, premiums, leaves, housing allowances, relocation costs, reimbursable expenses, commissions, stock, restricted stock, restricted stock units, stock options, vesting, and any and all other benefits and compensation due to Executive, up to the date of Execution of this Agreement

5.    Nondisparagement.  Executive and the Company agree not to make any statements or representations, or otherwise communicate, directly or indirectly, in writing, orally, or otherwise, or take any action which may, directly or indirectly, disparage the Executive or the Company or any of its subsidiaries or affiliates or their respective current and former officers, directors, employees, advisors, businesses or reputations.  Notwithstanding the foregoing, nothing in this Agreement shall preclude Executive or the Company from making truthful statements that are required by applicable law, regulation or legal process.  Executive acknowledges that the only persons whose statements may be attributed to the Company for purposes of this Section 5 shall be the Company’s Chief Executive Officer, Chief Financial Officer and members of the Board.

6.    Breach.  Executive acknowledges and agrees that any material breach of this Agreement including, without limitation, the provisions of the Employment Agreement that remain in effect, shall entitle the Company immediately to recover and/or cease providing the consideration provided to Executive under this Agreement and to obtain damages.  In addition, the Company shall be awarded its attorneys’ fees incurred if it prevails in any action against the Executive to enforce this Agreement.

7.    No Admission of Liability.  Executive understands and acknowledges that this Agreement constitutes a compromise and settlement of any and all actual or potential disputed claims by Executive.  No action taken by the Company hereto, either previously or in connection with this Agreement, shall be deemed or construed to be (a) an admission of the truth or falsity of any actual or potential claims or (b) an acknowledgment or admission by the Company of any fault or liability whatsoever to Executive or to any third party.

8.    Costs.  The Parties shall each bear their own costs, attorneys’ fees, and other fees incurred in connection with the preparation of this Agreement.

9.    Arbitration.

a.    All disputes between Executive (and Executive’s attorneys, successors, and assigns) and the Company (and its affiliates, subsidiaries, shareholders, directors, officers, employees, agents, successors, attorneys, and assigns) relating in any manner to Executive’s employment or the termination of Executive’s employment, including, without limitation, all disputes arising under the Employment Agreement and this Agreement (“Arbitrable Claims”), shall be resolved by final and binding arbitration to the fullest extent permitted by law.  Arbitrable Claims shall include, but are not limited to, contract (express or implied) and tort claims of all kinds, as well as all claims based on any federal, state, or local law, statute, or regulation, excepting only claims under applicable workers’ compensation law and unemployment insurance claims.  By way of example and not in limitation of the foregoing, Arbitrable Claims shall include any claims arising under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, and the Family Medical Leave Act, as well as all claims under any applicable state or federal statute, and any claims asserting wrongful termination, breach of contract, breach of the covenant of good faith and fair dealing, negligent or intentional infliction of emotional distress, harassment, discrimination, negligent or intentional misrepresentation, negligent or intentional interference with contract or prospective economic advantage, fraud, defamation, invasion of privacy, all claims related to disability and all wage or benefit claims, including but not limited to claims for salary, bonuses, profit participation, commissions, stock, stock options, vacation pay, fringe benefits or any form of compensation.  Arbitration shall be final and binding upon the Parties and shall be the exclusive remedy for all Arbitrable Claims, except that the Parties may seek interim injunctive relief and other provisional remedies in court as set forth in this Agreement.  The Parties hereby waive any rights they may have to trial by jury or any other form of administrative hearing or procedure in regard to the Arbitrable Claims.

b.    Claims shall be arbitrated in accordance with the then-existing National Rules for the Resolution of Employment Disputes of the American Arbitration Association (“AAA Employment Rules”), as augmented by this Agreement.  Arbitration shall be initiated as provided by the AAA Employment Rules, although the written notice to the other Party initiating arbitration shall also include a statement of the claims asserted and all the facts upon which the claims are based.  Either Party may bring an action in court to compel arbitration under this Agreement and to enforce an arbitration award.  Otherwise, neither Party shall initiate or prosecute any lawsuit or administrative action in any way related to any Arbitrable Claim.  All arbitration hearings under this Agreement shall be conducted at the AAA office located nearest to San Diego, California.  The Federal Arbitration Act shall govern the interpretation and enforcement of this Section.

c.    All disputes involving Arbitrable Claims shall be decided by a single arbitrator.  The arbitrator shall be selected by mutual agreement of the Parties within thirty (30) days of the effective date of the notice initiating the arbitration.  If the Parties cannot agree on an arbitrator, then the complaining Party shall notify the AAA and request selection of an arbitrator in accordance with the AAA Employment Rules.  The arbitrator shall have only such authority to award equitable relief, damages, costs, and fees as a court would have for the particular claims asserted and any action of the arbitrator in contravention of this limitation may be the subject of court appeal by the aggrieved Party.  No other aspect of any ruling by the arbitrator shall be appealable, and all other aspects of the arbitrator’s ruling shall be final and non-appealable.  The arbitrator shall have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law.  The arbitrator shall be required to issue a written arbitration decision, including the arbitrator’s essential findings, conclusions and a statement of award.  The Company shall pay all arbitration fees in excess of what the Executive would have to pay if the dispute were decided in a court of law.  The arbitrator shall have exclusive authority to resolve all Arbitrable Claims, including, but not limited to, whether any particular claim is arbitrable and whether all or any part of this Agreement is void or unenforceable.

d.    Notwithstanding the foregoing, in order to provide for interim relief pending the finalization of arbitration proceedings hereunder, nothing in this Section 9 shall prohibit the Parties from pursuing, a claim for interim injunctive relief, for other applicable provisional remedies, and/or for related attorneys’ fees in a court of competent jurisdiction in order to prevent irreparable harm pending the conclusion of the arbitration.  In the event of any alleged breach or threatened breach of this Agreement, the Executive hereby consents and submits to jurisdiction in the State of California.

e.    If for any reason all or part of this arbitration provision is held to be invalid, illegal, or unenforceable in any respect under any applicable law or regulation in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other part of this arbitration provision or any other jurisdiction, but this provision shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable part or parts of this arbitration provision had never been contained herein, consistent with the general intent of the Parties, as evidenced herein, insofar as possible.

10.    Cooperation.  Executive agrees to cooperate with the Company, at reasonable times and places, with respect to all matters arising during or related to Executive’s continuing or past employment, including but not limited to all formal or informal matters in connection with any government investigation, internal investigation, litigation, regulatory or other proceeding which may have arisen or which may arise. The Company will reimburse Executive for all reasonable out-of-pocket expenses (not including lost time or opportunity or attorneys’ fees) incurred by Executive fulfilling his obligations under this Section 10.

11.    Section 409A Compliance.  All in-kind benefits provided and expenses eligible for reimbursement under this Agreement shall be provided by the Company or incurred by the Executive during the time periods set forth in this Agreement. All reimbursements shall be paid as soon as administratively practicable, but in no event shall any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred. The amount of in-kind benefits provided or reimbursable expenses incurred in one taxable year shall not affect the in-kind benefits to be provided or the expenses eligible for reimbursement in any other taxable year. Such right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.  Because the Executive is a “specified employee” (as that term is used in Section 409A of the Code and regulations and other guidance issued thereunder), any part of the Severance that constitutes non-qualified deferred compensation under Section 409A of the Code shall be delayed until the earlier of (A) the business day following the six-month anniversary of the date his separation from service becomes effective, and (B) the date of the Executive’s death, but only to the extent necessary to avoid such penalties under Section 409A of the Code. On the earlier of (A) the business day following the six-month anniversary of the date his separation from service becomes effective, and (B) the Executive’s death, the Company shall pay the Executive in a lump sum the aggregate value of the non-qualified deferred compensation that the Company otherwise would have paid the Executive prior to that date under this Agreement.  It is intended that each installment of the Severance shall be treated as a separate “payment” for purposes of Section 409A of the Code.

12.    Authority.  The Company represents and warrants that the undersigned has the authority to act on behalf of the Company and to bind the Company and all who may claim through it to the terms and conditions of this Agreement.  Executive represents and warrants that he has the capacity to act on his own behalf and on behalf of all who might claim through him to bind them to the terms and conditions of this Agreement.  Each Party warrants and represents that there are no liens or claims of lien or assignments in law or equity or otherwise of or against any of the claims or causes of action released herein.

13.    Severability.  In the event that any provision or any portion of any provision hereof or any surviving agreement made a part hereof becomes or is declared by a court of competent jurisdiction or arbitrator to be illegal, unenforceable, or void, this Agreement shall continue in full force and effect without said provision or portion of provision.

14.    Acknowledgement.  The Executive acknowledges and agrees that he remains bound by and subject to the terms of the Employment Agreement that survive termination of his employment to the extent necessary to effectuate the terms contained therein including, without limitation, Executive’s covenants of confidentiality and non-solicitation, which covenants are reaffirmed herein.  Such covenants include, without limitation, Executive’s agreement not to use or disclose Confidential Information (as such term is defined in the Employment Agreement).  The Executive acknowledges and agrees he has returned all Company property and other tangible products and documents belonging to the Company pursuant to Section 8(c) of the Employment Agreement.

15.    Indemnity.  The Company acknowledges and agrees that Executive’s Indemnity Agreement with the Company remains in full force and effect.  The foregoing shall not be interpreted to limit any rights of indemnification the Company may owe Executive under law.

16.    Entire Agreement.  This Agreement, together with the terms of the Employment Agreement that survive the termination of the Executive’s employment, the Indemnity Agreement, and the RSA, as modified herein, represents the entire Agreement and understanding between the Company and Executive concerning the subject matter of this Agreement and Executive’s employment with and separation from the Company and the events leading thereto and associated therewith, and supersedes and replaces any and all prior agreements and understandings concerning the subject matter of this Agreement and Executive’s relationship with the Company.

17.    Amendment.  This Agreement may be amended or modified only by a written instrument signed by the Executive and a duly authorized representative of the Company.

18.    Governing Law.  This Agreement shall be governed by the laws of the State of California, without regard for choice-of-law provisions.

19.    Counterparts.  This Agreement may be executed in counterparts and by facsimile or pdf, and each counterpart and facsimile or pdf shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.

{signature page follows}

IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.

Executive, an individual

Dated: November 20, 2018	/s/ Jose Luis Laparte
Jose Luis Laparte

PriceSmart, Inc.

Dated: November 20, 2018	By	/s/ Francisco Velasco
Francisco Velasco
Executive Vice President, General Counsel

Exhibit A

WAIVER AND RELEASE OF CLAIMS

1.    Executive agrees that the Separation Benefits represent settlement in full of all outstanding obligations owed to Executive by the Company and its current and former officers, directors, employees, agents, investors, attorneys, shareholders, administrators, affiliates, benefit plans, plan administrators, insurers, trustees, divisions, and subsidiaries, and predecessor and successor corporations and assigns (collectively, the “Releasees”).  Executive, on his own behalf and on behalf of his respective heirs, family members, executors, agents, and assigns, hereby and forever releases the Releasees from, and agrees not to sue concerning, or in any manner to institute, prosecute, or pursue, any claim, complaint, charge, duty, obligation, demand, or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that Executive may possess against any of the Releasees arising from any omissions, acts, facts, or damages that have occurred up until and including the Release Effective Date, including, without limitation:

a.    any and all claims relating to or arising from Executive’s employment relationship with the Company and the termination of that relationship;

b.    any and all claims relating to, or arising from, Executive’s right to purchase, or actual purchase of shares of stock of the Company or ownership of shares of stock of the Company, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law;

c.    any and all claims for wrongful discharge of employment; termination in violation of public policy; discrimination; harassment; retaliation; breach of contract, both express and implied; breach of covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; fraud; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; conversion; and disability benefits;

d.    any and all claims for violation of any federal, state, or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Rehabilitation Act of 1973; the Americans with Disabilities Act of 1990; the Equal Pay Act; the Fair Labor Standards Act; the Fair Credit Reporting Act; the Age Discrimination in Employment Act of 1967 (the “ADEA”); the Older Workers Benefit Protection Act; the Executive Retirement Income Security Act of 1974; the Worker Adjustment and Retraining Notification Act; the Family and Medical Leave Act; the Sarbanes-Oxley Act of 2002; the Immigration Control and Reform Act; the California Family Rights Act; the California Labor Code; the California Workers’ Compensation Act; and the California Fair Employment and Housing Act;

e.    any and all claims for violation of the federal or any state constitution;

f.    any and all claims arising out of any other laws and regulations relating to employment or employment discrimination;

g.    any claim for any loss, cost, damage, or expense arising out of any dispute over the nonwithholding or other tax treatment of any of the proceeds received by Executive as a result of this Agreement; and

h.    any and all claims for attorneys’ fees and costs.

The releases described herein shall not be applicable to any claim(s) to enforce, or for breach of, the Agreement.  The releases described herein also shall not be applicable to future claims which do not yet exist.  Executive agrees that the release set forth in this section shall be and remain in effect in all respects as a complete general release as to the matters released.  This release does not release claims that cannot be released as a matter of law.

2.    California Civil Code Section 1542; Unknown Claims.

a.    California Civil Code Section 1542.  Executive acknowledges that he has been advised to consult with legal counsel and is familiar with the provisions of California Civil Code Section 1542, a statute that otherwise prohibits the release of unknown claims, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

Executive, being aware of said code section, agrees to expressly waive any rights he may have thereunder, as well as under any other statute or common law principles of similar effect.

b.    Unknown Claims.  Executive acknowledges that he has been advised to consult with legal counsel and that he is familiar with the principle that a general release does not extend to claims that the releaser does not know or suspect to exist in his favor at the time of executing the release, which, if known by him, must have materially affected his settlement with the releasee.  Executive, being aware of said principle, agrees to expressly waive any rights he may have to that effect, as well as under any other statute or common law principles of similar effect.

3.    No Pending or Future Lawsuits.  Executive represents that he has no lawsuits, claims, or actions pending in his name, or on behalf of any other person or entity, against the Company or any of the other Releasees.  Executive also represents that he does not intend to bring any claims on his own behalf or on behalf of any other person or entity against the Company or any of the other Releasees.

4.    Limitations.  Nothing in the Agreement or this Waiver and Release of Claims prohibits Executive from reporting possible violations of federal law or regulation to any government agency or entity, including, but not limited to, the Securities and Exchange Commission, the Equal Employment Opportunity Commission (the “EEOC”), or any similar state agency, or making other disclosures that are protected under the whistleblower provisions of applicable law.  Executive does not need prior authorization of the Company to make any such reports or disclosures and Executive is not required to notify the Company that Executive has made such reports or disclosures.  Nothing in this Waiver and

Release of Claims shall affect the EEOC’s rights and responsibilities to enforce the Civil Rights Act of 1964, as amended, the ADEA, the National Labor Relations Act or any other applicable law, nor shall anything in this Waiver and Release of Claims be construed as a basis for interfering with Executive’s protected right to file a timely charge with, or participate in an investigation or proceeding conducted by, the EEOC, the National Labor Relations Board (the “NLRB”), or any other state, federal or local government entity; provided, however, if the EEOC, the NLRB, or any other state, federal or local government entity commences an investigation on Executive’s behalf, Executive specifically waives and releases his right, if any, to recover any monetary or other benefits of any sort whatsoever arising from any such investigation or otherwise, nor will you seek or accept reinstatement to Executive’s former position with the Company.

5.    Acknowledgements.  Executive acknowledges that he has carefully read and fully understand this Waiver and Release of Claims.  Executive acknowledges that he has not relied on any statement, written or oral, which is not set forth in the Agreement or this Waiver and Release of Claims.  Executive further acknowledges that he is hereby advised in writing to consult with an attorney prior to executing this Waiver and Release of Claims; that he is not waiving or releasing any rights or claims that may arise after the date of execution of this Waiver and Release of Claims; that he is releasing claims under the ADEA; that he executes this Waiver and Release of Claims in exchange for monies in addition to those to which he is already entitled; that the Company gave Executive a period of at least twenty-one (21) days within which to consider this Waiver and Release of Claims and a period of seven (7) days following his execution of this Waiver and Release of Claims to revoke his ADEA waiver as provided below; that if Executive voluntarily executes this Waiver and Release of Claims prior to the expiration of the 21st day, he will voluntarily waive the remainder of the twenty-one (21) day consideration period; that any changes to this Waiver and Release of Claims by Executive once it has been presented to Executive will not restart the 21 day consideration period; and Executive enters into this Waiver and Release of Claims knowingly, willingly and voluntarily in exchange for the Separation Benefits.  To receive the Separation Benefits provided in the Agreement, this Waiver and Release of Claims must be signed and returned to Francisco Velasco, at the Company, at 9740 Scranton Road Suite # 125, San Diego, California  92121 or at, if by email delivery, fvelasco@pricesmart.com, on, and not before, January 1, 2019.  Nothing in this Waiver and Release of Claims constitutes a waiver any rights Executive has under the Agreement.

6.    Revocation Right.  Executive may revoke his release of his ADEA claims up to seven (7) days following his signing this Waiver and Release of Claims.  Notice of revocation must be received in writing by Francisco Velasco, at the Company, at 9740 Scranton Road Suite # 125, San Diego, California  92121, or at, if by email delivery, fvelasco@pricesmart.com, no later than the seventh day (excluding the date of execution) following the execution of this Waiver and Release of Claims.  The ADEA release is not effective or enforceable until expiration of the seven day period.  However, the ADEA release becomes fully effective, valid and irrevocable if it has not been revoked within the seven day period immediately following Executive’s execution of this Waiver and Release of Claims.  The Parties agree that if Executive exercises his right to revoke this Waiver and Release of Claims, then he is not entitled to any of the Separation Benefits set forth in the Agreement.  This Waiver and Release of Claims shall become effective eight (8) days after Executive’s execution if he has not revoked his signature as herein provided (such date, the “Release Effective Date”).

{signature page follows}

I hereby provide this Waiver and Release of Claims as of the date indicated below and acknowledge that the execution of this Waiver and Release of Claims is in further consideration of the Separation Benefits set forth in the Agreement, to which I acknowledge I would not be entitled if I did not sign this Waiver and Release of Claims.  I intend that this Waiver and Release of Claims become a binding agreement by and between me and the Company if I do not revoke my acceptance within seven (7) days.

___/s/ Jose Luis Laparte_________

Jose Luis Laparte

Dated:  January 1, 2019